EXHIBIT 99.1

NEWS RELEASE

April 26, 2016

AVANGRID Reports First Quarter 2016 Earnings Results and Increases Outlook

(New Haven, CT – April 26, 2016) Today Avangrid, Inc. (NYSE: AGR) reported consolidated net income of $212.3 million, or $0.69 per share, for the first quarter of 2016, compared to $171.6 million, or $0.56 per share, for the same period in 2015 (adjusted to reflect the combination of AVANGRID with UIL Holdings Corporation). Excluding non-recurring items, described below, consolidated net income was $195.0 million, or $0.63 per share, for the first quarter of 2016, compared to $171.6 million, or $0.56 per share, excluding non-recurring items, for the same period in 2015.

Segment details for AVANGRID’s earnings for the quarter ended March 31, 2016, compared to the same period in 2015 are presented in the table below. Net income for the quarter ended March 31, 2016 reflected a net gain in the amount of $17.3 million, primarily from the sale of AVANGRID’s equity interest in the Iroquois Gas Transmission Pipeline, which is a non-recurring item. Net income for the quarter ended March 31, 2015 is adjusted below to reflect the combination of AVANGRID with UIL:

	Net Income (Loss) - $M
	Quarter ended March 31,
	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$165	$154	$11
Renewables	$43	$26	$17
Other	$5	$(8)	$13

Net Income	$212	$172	$41
Non-recurring Items	$17	$—	$17

Adjusted Net Income	$195	$172	$23

	Earnings (Loss) Per Share
	Quarter ended March 31,
	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$0.53	$0.50	$0.04
Renewables	0.14	0.08	0.05
Other	0.02	(0.03)	0.04

EPS	$0.69	$0.56	$0.13
Non-recurring Items	0.06	—	0.06

Adjusted EPS	$0.63	$0.56	$0.07

Amounts may not add due to rounding

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“We had strong financial performance for the first quarter of 2016. Earnings increased approximately 24% through improvements at all of our businesses, and cash generation remains strong,” commented James P. Torgerson, AVANGRID’s chief executive officer.

“It has only been four months since the closing of the transaction combining AVANGRID and UIL. The comprehensive process of merging the former Iberdrola USA companies with the former UIL companies is on track and the first phase of the integration has been completed,” added Torgerson. “We will continue to focus on integration, as well as executing on our strategic growth plan.”

Avangrid Networks

Avangrid Networks earned $164.7 million, or $0.53 per share, in the first quarter 2016, compared to $153.5 million, or $0.50 per share, in the first quarter 2015. The net increase in earnings for the first quarter 2016 was mainly related to lower employee-related costs offset by reduced demand at Southern Connecticut Gas Company and Berkshire Gas Company as a result of the mild winter weather.

Avangrid Renewables

Avangrid Renewables earned $42.8 million, or $0.14 per share, in first quarter 2016, compared to $26.1 million, or $0.08 per share, in the first quarter 2015. The increase in earnings for the first quarter 2016 was mainly due to increased production from our wind generation facilities. The useful lives of certain renewable assets have been extended.

Other

The results from AVANGRID’s gas storage & transportation business and AVANGRID’s corporate costs are included under “Other”. Earnings for the first quarter of 2016 for this segment were $4.8 million, or $0.02 per share, compared to a loss of $8.0 million, or $0.03 per share, in the first quarter 2015. The increase in earnings was primarily due to improved gas storage spreads and the termination of a gas storage contract with negative mark-to-market.

Outlook

AVANGRID is increasing its consolidated earnings outlook for 2016 to $2.10 - $2.20 per share.

	Outlook - Estimated EPS (1)
	As of February 22, 2016	Updated
Networks	$1.65	$1.62 - $ 1.68
Renewables	$0.40	$0.53 - $ 0.58
Other(2)	$(0.05)	$(0.06) - $(0.05)
2016 AVANGRID	$2.00	$2.10 - $ 2.20

Amounts may not add due to rounding; Estimates are not expected to be additive

(1)	Assumes approx. 309.5 million shares outstanding
(2)	Includes Corporate and Gas Storage & Transportation

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Webcast

AVANGRID will webcast an audio-only financial presentation in conjunction with releasing first quarter 2016 earnings, on Tuesday, April 26, 2016 beginning at 10:00 A.M. Eastern time. The webcast will feature presentations from AVANGRID’s CEO, James P. Torgerson and other members of the executive team, and can be accessed through the investor relations section of AVANGRID’s website at http://www.avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving approximately 3.1 million customers in New York and New England. Avangrid Renewables operates 6.3 gigawatts of electricity capacity, primarily through wind power, in states across the United States. AVANGRID employs approximately 7,000 people. The company was formed through a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of AVANGRID. For more information, visit www.avangrid.com.

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission (SEC) and available on our investor relations website at www.avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of the communication, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-GAAP Measures

We supplement the use of U.S. GAAP financial measures in this document with non-GAAP financial measures, including adjusted net income and adjusted EPS. We refer to these measures as “non-GAAP financial measures” given they are not required by, or presented in accordance with U.S. GAAP.

We define adjusted net income as excluding certain non-recurring items and reflecting a full three month period for UIL as we believe it is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID and to more fully compare and explain our results without including the impact of the non-recurring items and with reflecting pro forma information to reflect a full quarter of results for merged entities. . The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted EPS as adjusted net income converted to an earnings per share amount.

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We present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance. We also use these measures internally to establish budgets and operational goals to manage and monitor our business, as well as to evaluate our underlying historical performance. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our operating results as reported under U.S. GAAP.

Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.

Consolidated Statements of Operations

(In Millions except per share amounts)

(Unaudited)

Three Months Ended
March 31, 2016
$M
Operating Revenues	$1,670

Operating Expenses
Purchased power, natural gas and fuel used	428
Operations and maintenance	551
Impairment of non-current assets	—
Depreciation and amortization	205
Taxes other than income taxes	137

Total Operating Expenses	1,321

Operating Income	349

Other Income and (Expense)
Other income and (expense)	49
Earnings (losses) from equity method investments	2
Interest expense, net of capitalization	(84)

Income (Loss) Before Income Tax	316

Income tax expense	(104)

Net Income (Loss)	$212

Earnings (Loss) per Common Share, Basic:	$0.69

Earnings (Loss) per Common Share, Diluted:	$0.69

Weighted-average Number of Common Shares Outstanding:
Basic	309,538,215
Diluted	309,808,006

Avangrid, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

March 31,
($M)	2016
ASSETS
Current assets	$2,323
Net property, plant and equipment in service	19,372
Total property, plant & equipment	20,698
Regulatory assets	3,306
Goodwill	3,113
Other assets	1,099

Total Assets	30,539

LIABILITIES AND EQUITY
Current liabilities	1,821
Regulatory liabilities	1,807
Deferred income taxes regulatory	551
Other noncurrent liabilities	6,717
Non-current debt	4,519

Total Liabilities	15,415

EQUITY
Common stock	3
Additional paid-in-capital	13,653
Retained earnings	1,527
Accumulated other comprehensive loss	(72)

Total Stockholder’s Equity	15,111
Noncontrolling interests	13

Total Equity	15,124

Total Liabilities & Equity	$30,539

Amounts may not add due to rounding

Avangrid, Inc.

Consolidated Cash Flow

(Unaudited)

Three Months Ended
$M	March 31, 2016
Cash Flows From Operating Activities
Net income	$212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	205
Accretion expenses	3
Regulatory assets/liabilities amortization	41
Regulatory assets/liabilities carrying cost	10
Pension cost	33
Earnings from equity method investments	(2)
Amortization of debt cost (premium)	(7)
Gain on sale of equity method investment	(31)
Unrealized losses (gains) on marked to market derivative contracts	29
Deferred taxes	106
Changes in:
Accounts receivable and unbilled revenues, net	16
Inventories	75
Other assets, net	(76)
Accounts payable	(108)
Other liabilities	(51)
Taxes accred	9
Regulatory assets/liabilities	(67)

Net Cash provided by Operating Activities	397

Cash Flows from Investing Activities
Capital expenditures	(276)
Contribution in aid of construction	8
Government grants	1
Proceeds from sale of business, net of cash	54
(Payments to) Receipts from affiliates	6
Other investments and equity method investments	6

Net Cash used in Investing Activities	(201)

Cash Flows from Financing Activities
Non-current note issuance	—
Repayments of non-current debt	(42)
Proceeds (repayments) of other short-term debt, net	(160)
Repayments of capital leases	(1)
Payment of dividend	—
Payments on tax equity financing arrangements	(17)

Net Cash used in Financing Activities	(220)

Cash & cash equivalents, net	(24)

Cash and cash equivalents, beginning of period	427

Cash and cash equivalents, end of period	$403

Avangrid, Inc.

Reconciliation of Net Income

(Unaudited)

$M	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$165	$91	$74
Renewables	$43	$26	$17
Other	$5	$(11)	$16
Net Income	$212	$106	$107

Adjustments:
Net income representing a full quarter for UIL	$—	$58	$(58)
Merger Costs	$—	$8	$(8)
Sale of equity method investment	$(19)	$—	$(19)
Impairment of investment	$1	$—	$1

Adjusted Net Income	$195	$172	$23

Avangrid, Inc.

Reconciliation of Earnings Per Share (EPS)

(Unaudited)

	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$0.53	$0.36	$0.17
Renewables	0.14	0.10	$0.03
Other	0.02	(0.04)	$0.06

Earnings Per Share	0.69	0.42	0.27
Adjustments:
Reduction for acquisition of UIL shares	—	(0.08)	0.08
Net income representing a full quarter for UIL	—	0.19	(0.19)
Merger Costs	—	0.03	(0.03)
Sale of equity method investment	(0.06)	—	(0.06)
Impairment of investment	0.00	—	0.00

Adjusted Earnings Per Share	0.63	0.56	0.07

Amounts may not add due to rounding